UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2006

ASI Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-6428

NV	88-0105586
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

980 American Pacific Drive, #111, Henderson, NV 89014
(Address of principal executive offices, including zip code)

702-734-1888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 9, 2006, based on the recommendation of the full board of directors, our board of directors elected Richard A. Fait as a director of our board.

Mr. Fait, age 68, has been a self-employed investor since 2001. From 1966 to January 2001 he served as President of the Peoples Bank of Aberdeen, South Dakota and Chairman and President of its holding company, Investment Corporation of America. From the mid-1960's to 2001 he was an owner, officer and director of ten community banks in the Midwest. From 1972 to 2000 he was a practicing certified public accountant in South Dakota and Minnesota. Mr. Fait received a degree in Accounting from Nettleton College in 1958.

On January 9, 2006, we granted Mr. Fait a stock option exercisable for 10,000 shares of our common stock pursuant to our 2000 Equity Incentive Plan (the "Plan"). The option has an exercise price of $0.40 per share, vests immediately and has a five-year term, subject to continued service and other conditions.

On January 9, 2006 we also granted stock options exercisable for 10,000 shares of our common stock pursuant to the Plan to each of our other four directors, Gerald L. Ehrens, Dawayne R. Jacobs, Jerry E. Polis and Eric M. Polis. We also granted stock options exercisable for 10,000 shares of our common stock under the Plan to each of four other non-executive persons in their roles as employees or consultants of the Company. Each of these options has an exercise price of $0.40 per share, vests immediately and has a five-year term, subject to continued service and other conditions.

More detail about the election of Mr. Fait as a director is available in Item 5.02 below.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 9, 2006, our board of directors expanded the size of the board from four to five directors and elected Richard A. Fait as an independent director to fill the vacancy created by the expansion. There were no arrangements or understandings between Mr. Fait and any other person pursuant to which Mr. Fait was selected as a director.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASI Technology Corporation

Date: January 11, 2006	By:	/s/ JERRY E POLIS
JERRY E POLIS
President